SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is made as of the 19th day of August, 2005 (hereinafter referred to as the “Effective Date”) by and between M-Wave, Inc. (“M-Wave”), Freeborn & Peters LLP (“F & P”), Joe Turek (“Turek”), Jim Mayer (“Jim Mayer”), Carl Klein (“Klein”), Jim Skelton (“Skelton”), Gary Castagna (“Castagna”), and Greg Meyer (“Greg Meyer”). M-Wave, F & P, Turek, Jim Mayer, Klein, Skelton, Castagna, and Greg Meyer are sometimes referred to hereinafter collectively as the “Parties.” Turek, Jim Mayer, Klein, Skelton, Castagna, and Greg Meyer are sometimes referred to hereinafter collectively as the “Individual Parties.” Turek and Jim Mayer are sometimes referred to hereinafter collectively as the “Executive Directors.” Klein, Skelton, Castagna and Greg Meyer are sometimes referred to hereinafter collectively as the “Non-Executive Directors.”

RECITALS

A.              M-Wave is a Delaware corporation with headquarters in West Chicago, Illinois, whose common stock (the “Common Stock”) is traded on the Nasdaq SmallCap Market.

B.              F & P is an Illinois limited liability partnership in the business of providing legal services and advice to its clients.

C.              Turek is an individual, and is serving as M-Wave’s President and Chief Operating Officer and a member of M-Wave’s Board of Directors (hereinafter “the Board”).

D.              Jim Mayer is an individual, and is serving as M-Wave’s Chief Executive Officer and a member of the Board.

E.              Klein is an individual, and is serving as Chairman of the Board, and as Chairman of M-Wave’s Nominating and Corporate Governance Committee. Klein was employed by F & P from May 2002 through July 1, 2005.

F.              Skelton is an individual, and is serving as a member of the Board, as a member of M-Wave’s Compensation Committee and as a member of M-Wave’s Nominating and Corporate Governance Committee.

G.              Castagna is an individual, and is serving as a member of the Board, as Chairman of M-Wave’s Audit Committee, as a member of M-Wave’s Compensation Committee, and as a member of M-Wave’s Nominating and Corporate Governance Committee.

H.              Greg Meyer is an individual, and is serving as a member of the Board, as a member of M-Wave’s Audit Committee, and as Chairman of M-Wave’s Compensation Committee.

I.              The Non-Executive Directors have asserted that Jim Mayer has not performed his duties as chief executive officer of M-Wave in a satisfactory manner and desire to reassign Jim Mayer as set forth herein. The Executive Directors deny such assertions.

J.              The Executive Directors have threatened to sue the Non-Executive Directors and F & P (and M-Wave as a nominal defendant), alleging, among other things, conflicts of interest and breaches of fiduciary duties. The Non-Executive Directors and F & P deny such allegations.

K.              The Parties now desire to resolve the relationships among the parties prior to the Effective Date (the “Relationship”) and release each other from claims in the manner set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants and undertakings herein, the Parties agree as follows:

1.	No Litigation.

The Executive Directors agree that they will not file a lawsuit against any of the other Parties (or any other potential defendant named in their threatened lawsuit) seeking a remedy for any allegations related to the Relationship, including but not limited to allegations of conflicts of interest and breaches of fiduciary duty, based on conduct or events predating the Effective Date. To the same effect neither shall F & P nor the Non-Executive Directors file a lawsuit seeking a remedy for any allegations related to the Relationship, including but not limited to allegations of misfeasance or nonfeasance by Jim Mayer or Turek based on conduct or events predating the Effective Date.

2.	M-Wave Corporate Restructuring. Effective upon the execution of this Agreement by all Parties:

(a)              Jim Mayer hereby resigns his position as a member of the Board. Jim Mayer agrees to a reassignment from his current position as Chief Executive Officer to the position of Vice President and Chief Business Development Officer, with all terms and conditions of his Employment Agreement with M-Wave remaining in effect, except as otherwise provided in this Section 2(a). In an effort to help reduce M-Wave’s expenses, Jim Mayer has voluntarily agreed to reduce his annual salary to $203,150. In the position of Vice President and Chief Business Development Officer, Jim Mayer shall perform services consistent with his position as requested by the Board or by Turek as M-Wave CEO, but Jim Mayer will not involve himself in M-Wave’s financing activities (except as specifically contemplated by Section 3(c) below) or investor relations or securities law compliance matters, except to the extent specifically asked to do so by the Board. Jim Mayer has voluntarily agreed to return to M-Wave all of his 400,000 options to purchase M-Wave common stock at $1.16 per share, and such options shall be canceled. M-Wave will issue to Jim Mayer options pursuant to the M-Wave, Inc. 2003 Stock Incentive Plan to purchase 150,000 shares of M-Wave common stock at the closing price on the Effective Date, which options shall be fully vested on the Effective Date and have a term of five years. The Board will take such action to amend or rescind previous actions as necessary to accomplish the terms of this Section 2(a).

(b)              Skelton hereby resigns his position as a member of the Board.

(c)              Turek agrees to a reassignment from his current position as President and Chief Operating Officer to the position of President and Chief Executive Officer, subject to review of his title by the Board on December 31, 2005, with any change in title to be effective January 1, 2006, with all terms and conditions of his Employment Agreement with M-Wave remaining in effect, except as otherwise provided in this Section 2(c). In an effort to help reduce M-Wave’s expenses, Turek has voluntarily agreed to reduce his annual salary to $182,750 and to return the proceeds of the bonus paid to Turek in June 2005. The Board will take such action to amend or rescind previous actions as necessary to accomplish the terms of this Section 2(c).

(d)              Upon Klein’s resignation from the Board as contemplated by Section 7(b) below, Turek shall be appointed as Chairman.

3.	M-Wave Corporate Procedure and Reporting.

(a)              The reconstituted Board will convene at least once a month through year-end 2005. While reasonable attempts shall be made to meet in person, a conference call will be considered an acceptable alternative to an in-person meeting. At each monthly meeting, Turek, as CEO, will provide a summary report focusing on M-Wave’s business performance. This report shall inform the Board of issues relating to the performance of the business, including strategic initiatives and efforts for developing the business, as well as monthly financial results focusing on recurring items such as sales and gross margin, liquidity and cash availability, and a discussion of the actual results as compared to the plan.

(b)              If Turek deems it appropriate based on business conditions, in his reasonable and sole discretion, Turek may, from time to time, elect to take a reduction in his pay, and Jim Mayer will accept a reduction in his pay proportionate to that elected by Turek.

(c)              Turek and Jim Mayer will use their best efforts to meet with Wells Fargo Business Credit and Mercator concurrently with the public disclosure of this Agreement pursuant to Section 5 of this Agreement.

(d)              At any time that any remaining Executive Director or Non-Executive Director continues to be a director, that Party agrees that M-Wave will attempt to find and nominate individuals to fill the two vacated Board positions referred to in Section 2 promptly and such directors will follow their fiduciary duties to consider and vote on such nominations.

4.	M-Wave Common Stock.

(a)              On June 24, 2005, Jim Mayer was paid a discretionary bonus, subject to certain conditions (which have not as yet been satisfied) in the amount of $83,000 (“the Bonus”). Jim Mayer agrees that on the Effective Date he will repay M-Wave the $3,000 excess amount received over the bonus actually authorized and he will also, within seven calendar days after the Effective Date, use all of the after-tax proceeds of the Bonus to exercise options for Common Stock that he currently holds, at an exercise price of $0.67 per share, in satisfaction of the original condition to the payment of the Bonus.

5.	Public Disclosure of This Agreement and Other Matters.

(a)              Subject to Section 5(b) below, the Company will file, as promptly as practicable, a Current Report on Form 8-K with the U.S. Securities and Exchange Commission (“SEC”) relating to the matters contemplated by this Agreement and, as promptly as practicable, file a Form SB-2A covering the resale of certain shares of its common stock by MAG Capital and its related investment funds which are investors in M-Wave.

(b)              The documents filed with the SEC pursuant to Section 5(a) shall be subject to the approval of the Board, whose approval shall not be unreasonably withheld.

6.	M-Wave Financial Advising.

Promptly following the Effective Date, JAS Financial Services, LLC (“JASFSLLC”) will be retained as a financial advisor through December 31, 2005 (without any extensions, unless approved by a majority of the Board, which majority must include Turek) to the Board and the Company, on terms and conditions to be contained in a financial advisory agreement to be reviewed and negotiated with Skelton by counsel to M-Wave and subject to approval by the Board, but in any event on terms no worse to M-Wave than those terms and conditions circulated prior to the signing of this Agreement. If requested by the CEO or by the potential investor, JASFSLLC shall participate in the contact contemplated by Section 3 (c) above. Skelton is a principal of JASFSLLC.

7.	Retention of Legal Counsel.

(a)              Subject to F & P’s continued agreement, which may be withdrawn at any time, F & P will continue as counsel for M-Wave so long as either Greg Meyer or Castagna remain as members of the Board, unless the retention of additional counsel or replacement counsel is approved by a majority of the Board, which majority must include Turek.

(b)              Klein shall resign from the Board promptly after the occurrence of both the Effective Date and the filing of all the documents contemplated by Section 5 above. At such time as Klein resigns from the Board, M-Wave will retain Klein as counsel to M-Wave’s independent directors in order to advise on Board matters, subject to Klein’s continued agreement, which may be withdrawn at any time. M-Wave shall continue to retain Klein to provide such legal services until the first to occur of: 1) the resignations of both Greg Meyer and Castagna from the Board; or 2) December 31, 2005. During this period, Klein will be compensated at a rate of $10,000 per month for legal services rendered, plus reimbursement of reasonable, out-of-pocket expenses.

(c)              Until Klein resigns from the Board, Turek will be permitted, at his own expense, to bring counsel of his own choosing (but only one such person at any meeting) to all meetings of the Board.

8.	Legal Costs and Insurance.

(a)              M-Wave will promptly pay all remaining reasonable legal fees of the Parties incurred as a direct result of the dispute that arose with respect to the Relationship, subject to cash availability; provided, however, that in no event will M-Wave make, after the Effective Date, (i) any reimbursement of such legal fees incurred by the Executive Directors that are in excess of $75,000, or (ii) any reimbursement of such legal fees incurred by the Non-Executive Directors that are in excess of $35,000.

(b)              Subject to cash availability, M-Wave will obtain a 2-year “tail” on its Directors’ and Officers’ liability insurance policy for the purpose of providing insurance coverage to any of the Parties that leaves the Board pursuant to the terms of this Agreement.

9.	Mutual Releases.

(a)              For and in consideration of the execution, delivery and performance of this Agreement, the Executive Directors and M-Wave hereby release and discharge all other Parties to this Agreement and all other potential defendants named in their threatened lawsuit from all claims, demands, causes of action, lawsuits, duties, obligations, actions, judgments and liens in law or equity or both law and equity which they ever had, now have or hereafter can, shall or may have against any such other Party arising out of or in any way related to the Relationship. Also for and in consideration of the execution, delivery and performance of this Agreement, the Non-Executive Directors and M-Wave hereby release and discharge all other Parties to this Agreement (except that Klein does not release or discharge F & P) from all claims, demands, causes of action, lawsuits, duties, obligations, actions, judgments and liens in law or equity or both law and equity which they ever had, now have or hereafter can, shall or may have against any such other Party arising out of or in any way related to the Relationship. Also for and in consideration of the execution, delivery and performance of this Agreement, F & P hereby releases and discharges all other Parties to this Agreement (other than Klein, who F & P does not release or discharge) from all claims, demands, causes of action, lawsuits, duties, obligations, actions, judgments and liens in law or equity or both law and equity which it ever had, now has or hereafter can, shall or may have against any such other Party (other than Klein) arising out of or in any way related to the Relationship.

(b)              For and in consideration of the execution, delivery and performance of this Agreement, M-Wave hereby releases and discharges F & P and its current and former partners, agents and employees from all claims, demands, causes of action, lawsuits, duties, obligations, actions, judgments and liens in law or equity or both law and equity which it ever had, now has or hereafter can, shall or may have against F & P arising out of or in any way related to the Relationship.

(c)              The foregoing notwithstanding, these mutual releases shall not apply to claims arising out of future events. They also shall not apply to claims of compensation for services provided, nor shall this Section 9 affect or release any Party under the employment agreement between Jim Mayer and M-Wave, the employment agreement between Turek and M-Wave, provisions for compensation to Directors for service as such, as reflected in Board minutes or past practices, and the option agreements issued by M-Wave to each of the Individual Parties; provided that such employment agreements shall each be amended as needed to incorporate the change of titles and responsibilities (and, if elected by Turek, the reductions in pay provided above) as provided in this Agreement, the option agreement for Jim Mayer’s 400,000 shares of M-Wave common stock shall be canceled, and the option agreements of Klein and Skelton shall be amended to comply with prior Board action so that they do not expire or otherwise terminate as a result of their resignations in accordance with this Agreement. They also shall not apply to M-Wave’s right to object to F & P’s bills for periods ending on or prior to June 30, 2005.

(d)              Notwithstanding the provisions of Section 9(a) and 9(b) of this Agreement, nothing therein shall be construed to release or discharge any Party from the performance of such Party’s duties and obligations under this Agreement.

(e)              F & P and Klein acknowledge that they do not have a dispute with each other relating to the matters contemplated by this Agreement. The release of F & P by Klein, and the release of Klein by F & P, will be handled as part of a separate agreement between F & P and Klein.

10.	Representations and Warranties.

(a)              M-Wave represents and warrants to the other Parties the following: (a) M-Wave is duly incorporated, validly existing and in good standing under the laws of its state of incorporation or organization, has the power to execute, deliver and fully perform this Agreement and has taken all necessary actions to do so; (b) it has not taken any actions (including without limitation the assignment of any right or remedy) or failed to take any action(s) that would preclude or adversely affect the full performance of this Agreement by it; and (c) it has the capacity and the authority to enter into this Agreement and agrees to be responsible for its performance hereunder.

(b)              F & P represents and warrants to the other Parties the following: (a) F & P is a validly existing Illinois limited liability partnership; (b) it has not taken any actions (including without limitation the assignment of any right or remedy) or failed to take any action(s) that would preclude or adversely affect the full performance of this Agreement by it; and (c) it has the capacity and the authority to enter into this Agreement and agrees to be responsible for its performance hereunder.

(c)              Each of the Individual Parties represents and warrants to the other Parties the following: (a) he has not taken any actions (including without limitation the assignment of any right(s), remedy or remedies) or failed to take any action(s) that would preclude or adversely affect the full performance of this Agreement by him; and (b) he has the capacity and the authority to enter into this Agreement and agrees to be responsible for the performance hereunder.

11.	Governing Law; Jurisdiction.

(a)              This Agreement shall be governed by and interpreted under the laws of the State of Illinois.

(b)              The Parties agree that any and all disputes arising out of or relating in any way to this Agreement shall be litigated only in state court or federal court situated in Chicago, Illinois, and waive all objections based on personal jurisdiction or forum non-conveniens.

12.	Construction.

(a)              The headings appearing in this Agreement are for convenience only and shall not be deemed to define, limit or construe the contents hereof. The Recitals shall be deemed to be part of this Agreement. This Agreement shall be deemed to be the agreement of each Party, and no rule of construction shall be applied against either Party.

(b)              This Agreement: (i) constitutes the entire understanding of the Parties with respect to the subject matter hereof and each Party agrees that no promise, inducement or agreement not herein expressed has been made to it; (ii) supersedes all agreements, representations or statements, either oral or written, regarding the subject matter hereof; and (iii) except as otherwise provided herein, may be amended or modified only by a written supplement, duly executed by each of the Parties.

13.	No Admission of Liability.

Nothing contained in the Agreement shall be construed as an admission by either party of any wrongdoing or liability of any kind.

14.	Validity and Severability.

The Parties acknowledge that they are entering into this Agreement voluntarily and with the advice of counsel, and they waive all rights to challenge the validity or enforceability of this Agreement. All Parties have consulted with, or have been advised to and afforded the opportunity to consult with counsel of their own choosing (which, in the case of the Individual Parties, has not been F & P), and the Individual Parties have not relied on the advice of F & P regarding this Agreement. If any part, term or provision of this Agreement is hereafter declared invalid, void or unenforceable, then all remaining parts, terms, and provisions shall remain in full force and effect and shall not be invalidated, impaired or affected thereby.

15.	Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes.

16.	Enforcement.

(a)              The respective rights and remedies of each Party are cumulative, and no exercise or enforcement by any Party of any right or remedy hereunder shall preclude the exercise or enforcement by such Party of any other right or remedy hereunder or which such Party is otherwise entitled by law to enforce.

(b)              Each Party may waive any obligation of or restriction upon any other Party under this Agreement; provided that any such waiver may only be made in writing signed by the Party making the waiver. No failure, refusal, neglect, delay, waiver, forbearance or omission of any Party to exercise any right under this Agreement or to insist upon full compliance by any other Party with its obligations hereunder, shall constitute a waiver of any provision(s) of this Agreement.

17.	Specific Performance.

The parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties hereto under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party hereto may have under this Agreement or otherwise.

IN WITNESS WHEREOF, each Party, intending this Agreement to be effective as of the Effective Date, has executed this Agreement on his own behalf or has caused this Agreement to be executed by its duly authorized representative.

M-Wave, Inc.	Freeborn & Peters LLP

By: /s/ Joseph A. Turek	By: /s/ Michael J. Kelly

Date: August 19, 2005	Date: August 19, 2005

/s/ Joseph A. Turek	/s/ Carl R. Klein
Joe Turek	Carl Klein

Date: August 19, 2005	Date: August 19, 2005

/s/ Jim Mayer	/s/ Gregory E. Meyer
Jim Mayer	Greg Meyer

Date: August 19, 2005	Date: August 19, 2005

/s/ Gary L. Castagna	James A. Skelton
Gary Castagna	Jim Skelton

Date: August 19, 2005	Date: August 19, 2005